Exhibit 10.2

Exhibit 1

HCA Holdings, Inc.

Restricted Share Unit Agreement

This RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of the      day of March, 2013 (the “Grant Date”), between HCA Holdings, Inc., a Delaware corporation (the “Company”), and [officer], (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of Restricted Share Units; and

WHEREAS, in the Compensation Committee of Board of Directors of the Company or a subcommittee thereof (or if no such committee is appointed, the Board of Directors of the Company) (each, the “Committee”) has administered the 2012 Senior Officer Performance Excellence Program (the “2012 PEP”) and determined that Grantee is entitled to an award thereunder, a portion of which is payable as a restricted share unit award under the Plan;

NOW, THEREFORE, the parties hereto agree as follows:

RESTRICTED SHARE UNIT GRANT

Grantee:	[Participant Name]
[Participant Address]

Aggregate number of Restricted Share Units
Granted hereunder:	[Award]

Grant Date:	[Grant Date]

1.	Grant of Restricted Share Unit Award.

1.1 The Company hereby grants to the Grantee the award (“Award”) of Restricted Share Units (“RSUs”) set forth above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the RSUs and any dividend equivalent units that may accrue as provided Section 3.

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the terms of the Plan; and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same meanings as are set forth in the Plan.

1.3 The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the RSUs shall vest in accordance with Section 2 hereof. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution.

2.	Vesting and Payment.

2.1 General. Except as provided in Section 2.2 and Section 2.3, the Award shall vest on the second anniversary of the date hereof with respect to one-half (1/2) of the RSUs, and shall expire with respect to the remaining RSUs on the third anniversary of the Grant Date (each, a “Vesting Date”).

2.2 Early Vesting. Notwithstanding Section 2.1 above, but subject to Section 2.3, all RSUs covered by the Award shall immediately vest upon the occurrence of a Change in Control (the definition of which is set forth on Schedule A attached hereto), or upon the Grantee’s death or Disability. For purposes of this Agreement, “Disability” shall have the same meaning as such term is defined under Section 409A of the Code.

2.3 Termination of Employment. Except as provided in Section 2.2 or as otherwise provided by the Committee, if the Grantee’s service as an employee of the Company terminates for any reason, the Grantee shall forfeit all rights with respect to all RSUs that are not vested on such date; provided, that in the event of the Grantee’s Retirement, the Grantee shall become vested in any RSUs that were, immediately prior to such Retirement, unvested, and such newly vested RSUs shall continue to be payable on each applicable Vesting Date that occurs following the date of such Retirement as provided in Section 2.1 or, if earlier, upon the occurrence of an event described in Section 2.2. For purposes of this Agreement, “Retirement” means Grantee’s resignation from service with the Company (and its subsidiaries, if applicable) (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing ten years of service with the Company or any of its subsidiaries.

2.4 Settlement. The Grantee shall be entitled to settlement of the RSUs covered by this Agreement at the time that such RSUs vest pursuant to Section 2.1, Section 2.2 or Section 2.3, as applicable (any such date, the “Settlement Date”). Such settlement shall be made as promptly as practicable thereafter (but in no event after the thirtieth day following the Settlement Date), through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested RSUs and Dividend Equivalent Units that may have accrued pursuant to Section 3 hereof; provided, that any cash-based dividend equivalent rights granted pursuant to Section 3 hereof and any fractional Dividend Equivalent Units shall be paid in cash when (and only if) the RSUs to which they relate are settled.

2.5 Withholding Obligations. Prior to the settlement of any RSUs subject to this Award, Grantee shall provide (i) full payment (in cash or by check or by a combination thereof) to satisfy the minimum withholding tax obligation with respect to which the Award or portion thereof shall settle or (ii) indication that the Grantee elects to satisfy the withholding tax obligation through an arrangement that is compliant with the Sarbanes-Oxley Act of 2002 (and any other applicable laws and exchange rules) and that provides for the delivery of irrevocable instructions to a broker to sell Shares issuable upon the vesting of the Award and to deliver promptly to the Company an amount to satisfy the minimum withholding tax obligation that would otherwise be required to be paid by the Grantee to the Company pursuant to clause (i) of this Section 2.5, or (iii) if made available by the Company, indication that the Grantee elects to have the number of Shares that would otherwise be issued to the Grantee upon settlement of the Award (or portion thereof) reduced by a number of Shares having an aggregate Fair Market Value, on the date of such issuance, equal to the payment to satisfy the minimum withholding tax obligation that would otherwise be required to be made by the Grantee to the Company pursuant to clause (i) of this Section 2.5.

3.	Dividend Rights.

The Grantee shall receive dividend equivalent rights in respect of the RSUs covered by this Award at the time of any payment of dividends to stockholders on Shares. At the Company’s option, the RSUs will be credited with either (a) additional Restricted Share Units (the “Dividend Equivalent Units”) (including fractional units) for cash dividends paid on shares of the Company’s Common Stock by (i) multiplying the cash dividend paid per Share by the number of RSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid, and (ii) dividing the product determined above by the Fair Market Value of a Share, in each case, on the date the dividend record date, or (b) a cash amount equal to the amount that would be payable to the Grantee as a stockholder in respect of a number of Shares equal to the number of RSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid as of the dividend record date. The RSUs will be credited with Dividend Equivalent Units for stock dividends paid on shares of the Company’s Common Stock by multiplying the stock dividend paid per Share by the number of RSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit has a value equal to one Share. Each Dividend Equivalent Unit or cash dividend equivalent right will vest and be settled or payable at the same time as the RSU to which the dividend equivalent right relates. For the avoidance of doubt, no dividend equivalent rights shall accrue under this Section 3 in the event that any dividend equivalent rights or other applicable adjustments pursuant to Section 5 hereof provide similar benefits.

4.	No Right to Continued Service.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service an officer or employee of the Company.

5.	Adjustments.

The provisions of Section 8 and Section 9 of the Plan are hereby incorporated by reference, and the RSUs (and any Dividend Equivalent Units) are subject to such provisions. Any determination made by the Committee or the Board pursuant to such provisions shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.

6.	Administration Subject to Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award.

7.	Modification of Agreement.

Subject to the restrictions contained in Sections 6 and 10 of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award in more than a de minimis way shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

8.	Section 409A.

Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the RSUs (including any dividend equivalent rights related thereto) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the RSUs or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such RSUs and any dividend equivalent rights in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Participant’s termination of employment with the Company and all Service Recipients, the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Each payment of RSUs (and related dividend equivalent units) constitutes a “separate payment” for purposes of Section 409A of the Code.

9.	Severability.

If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

10.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.

11.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

12.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

13.	Notices.

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or its designee, and any notice to be given to the Grantee shall be addressed to him at the address (including an electronic address) then reflected in the Company’s books and records. By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13. Any notice shall have been deemed duly given when (i) delivered in person, (ii) delivered in an electronic form approved by the Company, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iv) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

IN WITNESS WHEREOF, the parties have caused this Restricted Share Unit Agreement to be duly executed effective as of the day and year first above written.

HCA Holdings, Inc.

By:

Grantee:

(electronically accepted)

Schedule A

Definition of Change in Control

For purposes of this Agreement, the term “Change in Control” shall mean, in lieu of any definition contained in the Plan:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group other than, as of the date of determination, (A) any and all of an employee benefit plan (or trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company; (B) Hercules Holding II, LLC, a Delaware limited liability company (or any successor) (“Hercules Holding II”), but only for so long as Hercules Holding II continues to hold at least 30% of the voting power of the Company’s voting equity securities, or (C) any Equity Sponsor (as defined in the Company’s Amended and Restated Certificate of Incorporation dated as of March 8, 2011), but only for so long as the Equity Sponsors, in the aggregate, continue to hold at least 30% of the voting power of the Company’s voting equity securities (any of the foregoing, “Permitted Holders”); or

(ii) any Person or Group, other than the Permitted Holders, becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are Beneficially Owned subsequent to such transaction by the Person or Persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.